VPR Brands, LP announces First Quarter 2017 Results

FORT LAUDERDALE, FL--(Marketwired – May 23, 2017) - VPR Brands, LP (OTC PINK: VPRB) has released its first quarter 2017 results of operations. Revenue for first quarter 2017 totaled $786,535 with a gross profit of $275,014 and a gross margin of 34.96%. In comparison, the first quarter 2016 revenue and gross profit was $0 and $0, respectively. The increase is a result of the asset acquisition from Vapor Corp. of its wholesale business.

Cost of sales for the quarter ended March 31, 2017 and 2016 was $511,521 and $-0-, respectively. The increase is a result of the asset acquisition from Vapor Corp. of its wholesale business.

Operating expenses for the quarter ended March 31, 2017 were $598,556 as compared to $61,005 for the quarter ended March 31, 2016. The increase in expenses is due to increased general, selling and administrative costs for the asset acquisition from Vapor Corp. Payroll made up $250,482 of the difference and marketing expense another $162,330. The rest of the difference included travel expenses and professional fees related to the Vapor Corp. asset acquisition.

Net loss for the quarter ended March 31, 2017 was $(292,294), compared to a net loss of $(61,005) for the quarter ended March 31, 2016. The net loss has increased mainly as the result of the expense related to the increased expenses and interest expense from loans related to the acquisition.

“The Company has completely shifted its focus to service the cannabis sector and is increasing its investment into our award winning HONEYSTICK brand,” said Kevin Frija, CEO of VPR Brands, LP. “We’re excited about our new trajectory and believe that our focus on the HONEYSTICK brand will lead to increased sales of our branded products, which should translate into increased margins and ultimately, profitability.”

"The first quarter was a true transitional quarter, where the Company made the switch from distributing popular vaporizer brands and liquids, to building, expanding, and focusing on the HONEYSTICK brand and further expanding its presence in the cannabis space. I believe this transition was in the long term best interest of VPR Brands LP and look forward to the further emergence and expansion of the HONEYSTICK brand as well as our portfolio of cannabis business," said Dan Hoff, COO of VPR Brands, LP.

Although our sales are not segregated by brand or product category, our primary revenue source is from vaporization devices specifically created for use with medical cannabis and recreational marijuana. These devices are specifically created for use with extract oils and concentrates which are vaped, providing optimal results and the best experience for patients and recreational users. Vaporizers are far more convenient and discrete compared to traditional cannabis use methods. These units are compact, easy to carry and concealable. Modern cannabis vaporizers do not emit distinct and lingering odors that are affiliated with traditional marijuana use. We believe that portable vaporizers as the fastest growing delivery mechanism for marijuana. Our team is currently working with other market leaders within cannabis growth and extraction to innovate and further educate the marketplace on its advantages.

About VPR Brands LP:

VPR Brands is a technology company whose assets include issued U.S. and Chinese patents for atomization related products including technology for medical marijuana vaporizers and electronic cigarette products and components. The Company is also engaged in product development for the vapor or vaping market, including e-liquids, vaporizers and electronic cigarettes (also known as e-cigarettes) which are devices which deliver nicotine and or cannabis through atomization or vaping, and without smoke and other chemical constituents typically found in traditional products. For more information about VPR Brands, please visit the Company on the web at www.vprbrands.com.

Forward-Looking Statements:
This news release contains statements that involve expectations, plans or intentions, and other factors discussed from time to time in the Company's Securities and Exchange Commission filings. These statements are forward-looking and are subject to risks and uncertainties, so actual results may vary materially. The Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. The Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact Information:

VPR Brands, LP
Kevin Frija CEO
(954) 715-7001
info@vprbrands.com